EXHIBIT 23.3

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-106555) and related Prospectus Supplement of LTC Properties, Inc. for the registration of 4,000,000 shares of Series F Cumulative Preferred Stock and to the incorporation by reference therein of our report dated January 24, 2003, with respect to the consolidated financial statements and schedules of LTC Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP


Los Angeles, California
February 16, 2004